Exhibit 23.1




INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Department 56, Inc. on Form S-8 relating to the 1997 Stock Incentive Plan of our reports dated February 14, 1997, appearing in and incorporated by reference in the Annual Report on Form 10-K of Department 56, Inc. for the year ended December 28, 1996.



/S/ DELOITTE & TOUCHE LLP
Minneapolis, Minnesota
December 3, 1997